Exhibit 4.8

Purchase Contract

Contract No.:
Signing Time:
Signing Place: Shanghai
Purchaser: (hereinafter referred to as “Party A”)	Supplier: (hereinafter referred to as “Party B”)
Name: Taiyuan Basic Points Trading Co., Ltd.	Name:

Address: No. 405, Unit 2, No. 69 Building,	Address:
Dongmi Shi Qu, Yingze District, Taiyuan
City, Shanxi Province	Opening Bank:

Account No.:
Postal Code: 030006	Postal Code:
Tel.:
Party A and Party B hereby conclude and enter into this Contract through friendly consultation.

I. Particulars of Goods:

Name, specifications, quantity, unit price and total price of the product are detailed in the Attachment of Goods Supply Contents (including the electronic form).

II. Packaging and Transport:

Packaging shall meet the transport requirements proposed by Party A. Party B shall be liable for the loss caused by inappropriate packaging and responsible for delivering goods (or consigning for shipment), with the transportation expenses borne by Party A. Party B shall be liable for all risks before the goods are actually delivered to the factory designated by Party A or Party A.

III. Delivery:

The goods shall be delivered to the delivery place explicitly designated by Party B on the delivery date agreed on by both parties hereto.

IV. Product List and Quality Assurance:

1. Product List and Attachments: Lists that shall be attached to the products upon delivery.

2. Product quality requirements: Subject to quality standards regulated by the state.

V. Mode of Settlement:

Payment shall be remitted to the account designated by Party B on the stipulated date (bill of exchange or telegraphic transfer).

VI. Liabilities for Breach of Contract:

1. Where Party B fails to deliver goods as scheduled, Party A shall be entitled to dissolve the purchase order contract.

2. Where Party A finds that the quantity, quality and specifications of goods do not comply the stipulations upon delivery, Party A shall be entitled to require Party B to complement and exchange within seven (7) days (such period may be extended with Party A’s consent).

VII. Mode of Dispute Resolution:

Both parties hereto shall firstly solve all disputes arising from the validity, performance and construal of this Contract through friendly consultation. In case of failure to solve such disputes through consultation, both parties may file a lawsuit to the people’s courts of the places where both parties are located.

VIII. Alteration or Dissolution of Contract:

Both parties hereto shall abide by this Contract strictly and may not alter or dissolve this Contract without the written consensus of both parties.

IX. Uncovered Matters of Contract

In respect of uncovered matters, both parties shall conclude and enter into another written agreement which shall have equal legal effect to this Contract.

X. Effectiveness and Miscellaneous

1. This Agreement shall be effective upon the signature and sealing of both parties, with an effective period of three (3) years.

2. This Contract shall be made in two copies both of which have equal legal effect, with each party holding one copy.

Party A (seal)	Party B (seal)

Legal Representative or Authorized Consignor (signature):	Legal Representative or Authorized Consignor (signature):